UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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CAMBRIA ETF TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following hand signed letter will be mailed on July 23, 2018 to Fund shareholders who have not voted as of the date of the first adjourned shareholder meeting on July 20, 2018.

Cambria Investment Management, LP	Phone (310) 606-5555
2321 Rosecrans Avenue, Suite 3225	Fax (310) 606-5556
El Segundo, CA 90245	www.cambriainvestments.com

July 23, 2018

Dear Cambria Fund Shareholder,

This is Meb Faber, CIO and portfolio manager of your Cambria Funds. I am writing to request your urgent attention and assistance in a pressing matter.

As you might know, Cambria’s co-founder and my close friend, Eric Richardson, passed away earlier this year. Unfortunately, Eric’s death triggered the automatic termination of each Fund’s advisory agreement with Cambria, your Fund’s investment adviser. Cambria is currently managing your Fund(s) under a Board-approved interim advisory agreement due to expire soon. In order for me to continue managing your Fund(s) on behalf of Cambria, U.S. securities law requires Fund shareholders to approve a new advisory agreement between your Fund(s) and Cambria.

Accordingly, we are seeking approval of a new advisory agreement at a special shareholder meeting scheduled for 5:30 pm ET on Tuesday, August 7, 2018 at our offices, located at the address shown above, on behalf of the following Funds: Cambria Shareholder Yield ETF (SYLD) and Cambria Tail Risk ETF (TAIL).

The Funds’ Board of Trustees unanimously recommends that you vote in favor of the proposal. As described in the proxy statement, the material terms of, and compensation payable to Cambria under, the new advisory agreement are identical to those under the prior advisory agreement.

Please cast your vote on or before the morning of August 7th. Casting your vote is very convenient and will only take a few minutes:

●	Please call the proxy voting service center at 866-200-5124. A representative will record your vote after verifying basic details such as your phone number, last name, and zip code.

●	The call center is open from 9 am to 11 pm ET, Monday through Friday; and 12 noon to 6 pm ET, Saturday and Sunday.

Please know that I am not telling you how to vote. I am simply requesting that you participate in this very important exercise. Your vote, however cast, will help us keep these Funds open. Thank you so much for your support. Good investing!

Best,

Meb Faber